Exhibit 23.3

Consent of Orr & Boss, Inc.

We hereby consent to (1) the use of and references to our name in the prospectus included in the registration statement on Form S-1 of Axalta Coating Systems Ltd. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, under the “Market, Industry and Other Data,” “Prospectus Summary,” “Our Industry,” and “Business” sections and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information in the above-mentioned sections.

The data and information used in the Registration Statement; including, but not limited to, under the “Prospectus Summary,” “Our Industry,” and “Business” sections are obtained from our report titled “Final Report: Global Coatings Industry Detailed Market Data.”

/s/ Scott Detiveaux

Scott Detiveaux

Senior Consultant

Orr & Boss, Inc.

September 22, 2014